Exhibit 3.1

CERTIFICATE OF INCORPORATION DffiECT DIGIT AL HOLDINGS, INC. 1. The name of the corporation is Direct Digital Holdings, Inc. (the "Corporation"). 2. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company. 3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. 4. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock with no par value. 5. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise. 6. No director of this Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach or breaches of fiduciary duties as a director, provided that the provisions of this article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section I 74 of the Delaware Gener.al Corporation Law, or (iv) for any transaction for which the director derived an improper personal benefit. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protections of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. 7. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. 8. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation. 9. The name of the incorporator is Mark Walker at 1233 West Loop, Suite 1170 Houston, TX 77027. �JN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of theP�ay of August, 2021.